As filed with the Securities and Exchange Commission on January 19, 1995.
                                                  Registration No. 33-64225

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                        ----------------------
                     PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                FORM S-3
                         Registration Statement
                                  Under
                       The Securities Act of 1933
                        ----------------------

                               NEWELL CO.
         (Exact Name of Registrant as Specified in Its Charter)

     Delaware                                        36-3514169
(State or Other Jurisdiction of                   (I.R.S. Employer
Incorporation or Organization)                    Identification No.)

     Newell Center                      Dale L. Matschullat
     29 East Stephenson Street          4000 Auburn Street
     Freeport, Illinois 61032           Rockford, Illinois 61125
     (815) 235-4171                     (815) 969-6101
(Address, Including Zip Code,      (Name, Address, Including Zip Code,
and Telephone Number, Including    and Telephone Number, Including
Area Code, of Registrant's         Area Code, of Agent for Service)
Principal Executive Offices)

             Please send copies of all communications to:

                            Andrew A. Kling
                         Schiff Hardin & Waite
                           7200 Sears Tower
                        Chicago, Illinois 60606
                            (312) 876-1000

                          ---------------------

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________
     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                       -------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              NEWELL CO.
                             $500,000,000
                            DEBT SECURITIES
                            PREFERRED STOCK
               COMMON STOCK, PAR VALUE $1.00 PER SHARE
              AND RELATED PREFERRED STOCK PURCHASE RIGHTS
                    ------------------------------

          Newell Co., a Delaware corporation (the "Company"), may offer from time to time, together or separately, its (i) unsecured debt securities (the "Debt Securities"); (ii) preferred stock (the "Preferred Stock"); and (iii) common stock, par value $1.00 per share (the "Common Stock"), and related preferred stock purchase rights (the "Rights"). The Debt Securities, Preferred Stock, Common Stock and Rights are collectively referred to as the "Securities."

          The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances at an aggregate initial offering price not to exceed $500,000,000 (or its equivalent in foreign currency or current units) in amounts, at prices and on terms to be determined at or prior to the time of sale and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

          Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including, where applicable, the initial public offering price of the Securities, the net proceeds thereof to the Company, any listing of such Securities on a securities exchange and any other special terms. The Prospectus Supplement will set forth with regard to the Securities being offered, without limitation, the following: (i) in the case of the Debt Securities, the specific designation, priority of payment, aggregate principal amount, authorized denominations, maturity, any interest rate (which may be fixed or variable) or method of calculation of interest and date or dates of payment of any interest, any premium, the place or places where principal of, premium, if any, and any interest on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any terms for sinking fund payments, the currency or currencies, composite currency, currency unit or currency units (collectively, the "Currency") of denomination and payment, any terms for conversion or exchange and any other terms in connection with the offering and sale of Debt Securities in respect of which this Prospectus is delivered; (ii) in the case of the Preferred Stock, the designation, number of shares, liquidation preference per share, dividend rate or method of calculation, dividend periods, dividend payment dates, any voting rights, any exchange, conversion, redemption, or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Stock; and (iii) in the case of the Common Stock, the number of shares and the terms of offering thereof. If so specified in the applicable Prospectus Supplement, the Securities may be issued in whole or in part in the form of one or more temporary or global securities.

          The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CSE") under the symbol "NWL." Any Common Stock sold pursuant to a Prospectus
Supplement will be approved for listing on such exchanges, upon notice of issuance.

                ---------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR
          DISAPPROVED BY THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
          STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.

                 -------------------------------------

          The Company may sell the Securities to or through underwriters or dealers and may also sell the Securities directly to other purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission and discount arrangements with them. See "Plan of Distribution" for a description of possible indemnification arrangements between the Company and any underwriters, dealers or agents.

          This Prospectus may not be used to consummate sales of the Securities without delivery of one or more Prospectus Supplements.

                ---------------------------------------


           The date of this Prospectus is January 23, 1996.

          IN CONNECTION WITH ANY UNDERWRITTEN OFFERING, THE UNDERWRITERS OF SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                         AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York, 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock is listed on the NYSE and the CSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the CSE, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605-1070.

          The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.

           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (b)  The Company's Current Report on Form 8-K dated
          January 30, 1995;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

     (e) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

     (f)  The Company's Current Report on Form 8-K dated
          August 10, 1995;

     (g)  The Company's Current Report on Form 8-K dated October 31,
          1995;

     (h)  The Company's Current Report on Form 8-K dated November 17,
          1995;

     (i) The description of the Common Stock, contained in the Company's Registration Statement on Form 8-B dated June 30, 1987; and

     (j) The description of the Rights, contained in the Company's Registration Statement on Form 8-A dated
          October 25, 1988.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the termination of the offering of the Securities made hereby, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein, in a Prospectus Supplement or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Richard H. Wolff, Secretary, Newell Co., 4000 Auburn Street, Rockford, Illinois 61125 (telephone: (815) 969-6111).


                              THE COMPANY

          The Company is a manufacturer and full-service marketer of high-volume consumer products serving the needs of volume purchasers. The Company's basic strategy is to merchandise a multi-product offering of brand-name staple products, with an emphasis on excellent customer service, in order to achieve maximum results for its stockholders. Product categories include housewares, hardware, home furnishings, and office products. Each group of the Company's products is manufactured and sold by a subsidiary or division (each referred to herein as a "division," even if separately incorporated).

          The Company manages the activities of its divisions through executives at the corporate level, to whom the divisional managers report, and controls financial activities through centralized accounting, capital expenditure reporting, cash management, order processing, billing, credit, accounts receivable and data processing operations. The production and marketing functions of each division, however, are conducted with substantial independence. Each division is managed by employees who make day-to-day operating and sales decisions and participate in an incentive compensation plan that ties a significant part of their compensation to their division's performance. The Company believes that this allocation of responsibility and system of incentives fosters an entrepreneurial approach to management that has been important to the Company's success.

          For the fiscal year ended December 31, 1994, the Company had net sales of approximately $ 2,074,934,000 and operating income of approximately $ 357,865,000.

          The principal executive offices of the Company are located at Newell Center, 29 East Stephenson Street, Freeport, Illinois 61032, and its telephone number is (815) 235-4171.

                            USE OF PROCEEDS

          Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes, which may include the repayment of indebtedness, working capital expenditures and investments in, or acquisitions of, businesses and assets. Pending application of such net proceeds for specific purposes, such proceeds may be invested in short-term or marketable securities. Specific allocations of proceeds to a particular purpose that have been made at the date of any Prospectus Supplement will be described therein.


                  RATIO OF EARNINGS TO FIXED CHARGES

                                     For the year ended December 31,
                    Nine Months
                  ended 9/30/95    1994   1993   1992   1991    1990
 Ratio of
 Earnings to
 Fixed Charges          6.68       9.00   10.83  11.29  12.86   12.00

          For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings and for minority interests in income of majority owned subsidiaries that have fixed charges. "Fixed charges" consist of interest on all indebtedness (including capitalized lease obligations), amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor.

                    DESCRIPTION OF DEBT SECURITIES

          The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions are not applicable will be described in a Prospectus Supplement relating to such Debt Securities.

          The Debt Securities may be issued, in one or more series, from time to time under either (1) an Indenture dated as of November 1, 1995 (the "Senior Indenture"), to be entered into between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Senior Debt Securities Trustee"), providing for the issuance of unsubordinated Debt Securities, or (2) an Indenture dated as of November 1, 1995 (the "Subordinated Indenture"), to be entered into between the Company and The Chase Manhattan Bank (National

Association), as trustee (the "Subordinated Debt Securities Trustee"), providing for the issuance of subordinated Debt Securities.

          The Senior Indenture and the Subordinated Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures," and the Senior Debt Securities Trustee and the Subordinated Debt Securities Trustee are sometimes each referred to herein as a "Trustee." Debt Securities which may be issued under the Senior Indenture are referred to herein as "Senior Debt Securities," and Debt Securities which may be issued under the Subordinated Indenture are referred to herein as "Subordinated Debt Securities." Copies of the Indentures are filed as exhibits to the Registration Statement. Capitalized terms not otherwise defined in this Prospectus shall have the meanings set forth in the Indentures to which they relate.

          The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all of the provisions of the Indentures and the Debt Securities.

GENERAL

          The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The Debt Securities may be issued from time to time in one or more series up to the aggregate principal amount which may be authorized therefor from time to time by the Company.

          Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, and notices and demands to or upon the Company in respect of such Debt Securities may be served, at the Place of Payment specified therefor pursuant to each Indenture.

          The Indentures do not contain provisions to afford the Holders of Debt Securities protection in the event of a highly leveraged transaction or a takeover attempt nor do they contain provisions requiring the repurchase of any Debt Securities upon a change in control of the Company. In addition, the Indentures do not contain any provisions that would limit the ability of the Company and its subsidiaries to incur unsecured indebtedness. See "Particular Terms of the Senior Debt Securities -- Ranking of Senior Debt Securities" below. Reference is made to any Prospectus Supplement relating to the Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company applicable to such Debt Securities that are described herein. See "Modification or Waiver" below.

          The Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a discount below their principal amount. United States federal income tax, accounting and other special considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof. In addition, the Debt Securities may, for United States federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") even if such securities are offered and sold at an amount equal to their stated principal amount. The United States federal income tax consequences of Debt Securities deemed to be issued with OID will be described in any Prospectus Supplement relating thereto.

          Under the Indentures, the Company will have the ability to issue Debt Securities with terms different from those of Debt
Securities previously issued, without the consent of the Holders of previously issued series of Debt Securities, in an aggregate principal amount determined by the Company.

REGISTRATION AND TRANSFER

          The Debt Securities may be issued as Registered Securities or Bearer Securities. Registered Securities will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If (but only if) provided for in the Prospectus Supplement applicable thereto, Bearer Securities (with all unmatured Coupons, except as provided below, and all matured Coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the Coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security but will be payable only to the holder of such Coupon when due, in accordance with the terms of the Indenture. Unless otherwise specified in the Prospectus Supplement applicable thereto, Bearer Securities will not be issued in exchange for Registered Securities.

          The Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the corporate trust office of the Trustee in New York, New York, or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement applicable thereto. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If any Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, the Company will be required to maintain (in addition to the applicable Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

          In the event of any redemption of Debt Securities of any series, the Company shall not be required to: (i) issue, register the transfer of or exchange Debt Securities of such series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security selected for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Securities that have been surrendered for repayment at the option of the Holder, except the portion if any, thereof not to be so repaid.

CONVERSION AND EXCHANGE

          If any Debt Securities will, by their terms, be convertible into or exchangeable for Common Stock or other Securities, the Prospectus Supplement relating thereto will set forth the terms and conditions of such conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the Holder or the Company, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities. Such terms may also include provision under which the number of shares of Common Stock or the number of other Securities to be received by the Holders of such Debt Securities upon such conversion or exchange would be calculated with reference to the market price of the Common Stock or such other Securities as of a time stated in the Prospectus Supplement.

GLOBAL SECURITIES

          The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below), which will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be registered for transfer or exchange except (i) as a whole by the Depositary for such Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or a nominee of such Depositary to a successor Depositary or a nominee of such successor Depositary, and (ii) in any other circumstances described in the Prospectus Supplement applicable thereto. The term "Global Security," when used with respect to any series of Debt Securities, means a Debt Security that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Debt Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

          The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement applicable thereto. The Company expects that the following provisions will apply to depositary arrangements.

          Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities that are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit on its book entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

          So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture applicable thereto. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture applicable thereto. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest to exercise any rights of a Holder of Debt Securities under the Indenture applicable thereto. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture applicable thereto, then the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

          Principal of and any premium and interest on a Global
Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

          Each Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person, unless the corporation formed by such consolidation, or into which the Company is merged, or the Person which acquires by conveyance or transfer or which leases such properties and assets (collectively, the "Survivor") assumes by supplemental indenture all the obligations of the Company under such Indenture and the Debt Securities issued thereunder, no Default or Event of Default shall exist immediately after giving effect to the transaction, and the Survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia.

ACCELERATION OF MATURITY

          If an Event of Default occurs and is continuing with respect to Debt Securities of a particular series, the Trustee or the Holders of not less than 25% in principal amount of Outstanding Debt
Securities of that series may declare the Outstanding Debt Securities of that series due and payable immediately.

          At any time after a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee therefor, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series by written notice to the Company and such Trustee, may rescind and annul such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (in the Currency in which the Debt Securities of such series are payable, except as otherwise specified pursuant to the applicable Indenture): (a) all overdue interest on all Outstanding Debt Securities of that series and any related Coupons,
(b) all unpaid principal of (and premium, if any, on) any such Debt Securities which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such Debt Securities, (c) to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in such Debt Securities, and (d) all sums paid or advanced by such Trustee and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agents and counsel; and (2) all Events of Default with respect to Debt Securities of that series, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on such Debt Securities which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

          The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all the Debt Securities of such series and any related Coupons, waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or any related Coupon, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby.

          Subject to the provisions in each Indenture relating to the duties of the Trustee thereunder, if an Event of Default with respect to Debt Securities of a particular series occurs and is continuing, such Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders of Debt Securities of such series, unless such Holders shall have offered to such Trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with such request. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable Indenture, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. The Trustee may refuse to follow directions in conflict with law or the Indenture that may involve the Trustee in personal liability or may be unduly prejudicial to Holders not joining therein.

MODIFICATION OR WAIVER

          Modification and amendment of each of the Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities thereunder of any series that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security of such series: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any Debt Security of such series, (ii) reduce the principal amount or the rate of interest on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any Debt Security of such series, (iii) change any obligation of the Company to pay Additional Amounts in respect of any Debt Security of such series, (iv) reduce the amount of principal of a Debt Security of such series that is an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, (v) change the redemption provisions of any Debt Security, (vi) adversely affect any right of repayment at the option of the Holder of any Debt Security of such series, (vii) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security of such series,
(viii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or any Redemption Date or Repayment Date therefor, (ix) reduce the above-stated percentage of Holders of Outstanding Debt Securities of such series necessary to modify or amend such Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below, or (x) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities of such series necessary to waive any past default.

          Modification and amendment of each Indenture may be made by the Company and the Trustee thereunder without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of such Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of such Indenture, provided that any such change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior thereto that is entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series and any related Coupons; (vii) to secure the Debt Securities; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; and (ix) to close such Indenture with respect to the authentication and delivery of additional series of Debt Securities, to cure any ambiguity, defect or inconsistency in such Indenture or to amend or supplement any provision contained in such Indenture or in any supplemental indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series under such Indenture in any material respect.

          Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. Such a meeting may be called at any time by the applicable Trustee at its discretion or by such Trustee pursuant to a request made to such Trustee by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities under such Indenture, but in any case, notice shall be given as provided in such Indenture. Except for any consent that must be given by the Holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Debt Securities of that series Outstanding; provided, however, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage that is less than a majority in principal amount of Debt Securities of a series Outstanding may be adopted at a meeting or adjourned meeting, duly reconvened and at which a quorum is present, by the affirmative vote of the Holders of such specified percentage in principal amount of the Debt Securities of that series Outstanding. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related Coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the Debt Securities of a series Outstanding; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the Holders of not less than a specified percentage in principal amount of the Debt Securities of a series Outstanding, the Persons entitled to vote such specified percentage in principal amount of the Debt Securities of such series Outstanding will constitute a quorum. Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series, then (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture.

FINANCIAL INFORMATION

          So long as any of the Debt Securities are outstanding, the Company will file with the Commission, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents otherwise required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act as if the Company were subject to such Sections, and the Company will also provide to all Holders and file with the Trustees copies of such reports and documents within 15 days after it files them with the Commission or, if filing such reports and documents by the Company with the Commission is not permitted under the Exchange Act, within 15 days after it would otherwise have been required to file such reports and documents if permitted, in each case at the Company's cost.

DEFEASANCE

          Each Indenture provides that the Company may elect either
(a) to defease and be discharged from any and all obligations with respect to any series of the Debt Securities issued thereunder and any related Coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of Debt Securities of such series and any related Coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related Coupons, to maintain an office or agency in respect of such series of Debt Securities and any related Coupons and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to any series of such Debt Securities and any related Coupons with respect to certain covenants thereunder, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to such series of Debt Securities and any related Coupons ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee), in trust, of an amount, in such Currency in which such series of Debt Securities and any related Coupons are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such series of Debt Securities and any related Coupons (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such series of Debt Securities are then specified as payable at Stated Maturity), which through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such series of Debt Securities and any related Coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

          Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such series of Debt Securities and any related Coupons will not recognize income gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred; provided that, such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a revenue ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable Indenture.

          "Government Obligations" means securities that are (i) direct obligations of the government that issued the Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the government that issued the Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law), such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest in or principal of the Government Obligation evidenced by such depository receipt.

          Unless otherwise provided in the Prospectus Supplement, if, after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance relating thereto with respect to the Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to and does elect, pursuant to the terms of such Debt Security, to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security or (ii) the currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, then the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate. Unless otherwise provided in the Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a Currency other than Dollars that ceases to be used by its government of issuance shall be made in Dollars.

          In the event the Company effects covenant defeasance with respect to (i) any Debt Securities and any related Coupons and (ii) such Debt Securities and any related Coupons are declared due and payable because of the occurrence of any Event of Default, other than an Event of Default with respect to any covenant for which there has been defeasance, the Currency and/or Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities and any related Coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related Coupons at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

          The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related Coupons.

INFORMATION CONCERNING THE TRUSTEE

          The Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the applicable Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the applicable Indenture at the request of any Holder of Debt Securities, unless offered reasonable indemnity by such Holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

          The Chase Manhattan Bank (National Association) ("Chase") is the Trustee under the Senior Indenture and the Subordinated Indenture. Chase is also the agent for the lenders, and a lender, under certain revolving credit facilities with the Company which, as of the date hereof, permit an aggregate borrowing of up to $750 million (subject to the terms and conditions of such facilities). Chase Securities, Inc., an affiliate of Chase, is as of the date hereof an agent with respect to distribution of the Senior Debt Securities. In addition, the Company and certain of its affiliates maintain other banking and borrowing arrangements with Chase, and Chase may perform additional banking services for, or transact other banking business with, the Company in the future.

          The Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act of 1939 and may be required to resign as Trustee if (i) there is an Event of Default under the Indenture under which its acts as Trustee and (ii) among other things
(a) the Trustee is a trustee under another indenture of the Company under which securities of the Company are outstanding, (b) the Trustee is a trustee for more than one outstanding series of Debt Securities under a single Indenture, (c) the Trustee is a creditor of the Company, or (d) the Trustee or an affiliate of the Trustee acts as underwriter or agent for the Company.

          The Indenture provides that an alternative Trustee may be appointed by the Company with respect to any particular series of Debt Securities. Any such appointment will be described in the Prospectus Supplement relating to such series of Debt Securities.

GOVERNING LAW

          The Indentures and the Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

          The Company will have the right at all times to assign any of its respective rights or obligations under the Indentures to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain liable for all of their respective obligations. The Indentures will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.


            PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

          The following description of the Senior Debt Securities sets forth certain general terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement, and the extent, if any, to which such general provisions may not apply to the Senior Debt Securities so offered, will be described in the Prospectus Supplement relating to such Senior Debt Securities.

GENERAL

          Reference is made to the Prospectus Supplement relating to a particular issuance of a series of Senior Debt Securities being offered for, among other things, the following terms thereof: (1) the title of the Senior Debt Securities of such series; (2) any limit on the aggregate principal amount of such Senior Debt Securities; (3) the date or dates on which the principal of such Senior Debt Securities will be payable; (4) the rate or rates at which such Senior Debt Securities will bear interest, or the method by which such rate or rates shall be determined, and the date such interest shall accrue, or the method by which such date or dates shall be determined; (5) the dates on which such interest will be payable and the Regular Record Dates for any Interest Payment Dates and the basis on which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (6) the dates, if any, on which, and the price or prices at which, such Senior Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other terms and provisions of such sinking fund; (7) the date, if any, after which, and the price or prices at which, such Senior Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other terms and provisions of such optional redemption;
(8) any provisions in modification of, in addition to or in lieu of any of the provisions of Article Fourteen of the Senior Indenture relating to defeasance and covenant defeasance; (9) the percentage of the principal amount at which such Senior Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon acceleration of the maturity thereof, or the method by which such portion shall be determined; (10) if other than Dollars, the Currency in which payment of the principal of (and premium, if any, on) or interest, if any, on such Senior Debt Securities shall be payable or denominated; (11) whether the amount of payments of principal of (and premium, if any, on) or interest, if any, on such Senior Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more Currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined; (12) whether and under what circumstances the Company will pay Additional Amounts, as contemplated by Section 1005 of the Senior Indenture, on such Senior Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term as contained in the Senior Indenture as originally executed) with respect to any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Senior Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (13) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Senior Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; and (14) any other terms of such Senior Debt Securities. For a description of the terms of any series of Senior Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Debt Securities set forth herein.

          Unless otherwise indicated in the Prospectus Supplement relating thereto, the Senior Debt Securities will be issued in Dollars in fully registered form, without Coupons.

DENOMINATIONS

          Unless otherwise indicated in the Prospectus Supplement relating thereto, Senior Debt Securities that are Registered
Securities will be issuable in denominations of $1,000 and integral multiples of $1,000, and Senior Debt Securities that are Bearer
Securities will be issuable in denominations of $5,000.

RANKING OF SENIOR DEBT SECURITIES

          The Senior Debt Securities will rank pari passu with all other Senior Debt Securities and all other unsecured and unsubordinated indebtedness of the Company. The Company presently has no subordinated debt outstanding. Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized. The Indenture does not limit the amount of unsecured indebtedness which the Company or its subsidiaries may incur. Substantially all of the consolidated accounts payable represent obligations of the Company's subsidiaries, and as of December 31, 1995, the aggregate principal amount of money borrowed by the Company's subsidiaries was approximately $88.2 million (the current portion of which was approximately $79.4 million).

LIMITATION ON LIENS

          Pursuant to the Senior Indenture, so long as any of the Senior Debt Securities thereunder or Coupons appertaining thereto shall remain outstanding, the Company will not, and will not permit any of its Subsidiaries (as defined below) to, create, incur, assume or suffer to exist any Lien (as defined below) of any kind upon any of its or their property or assets, now owned or hereafter acquired, without making effective provision whereby all of the Senior Debt Securities shall be directly secured equally and ratably with the obligation or liability secured by such Lien, except for:

          (i)  Liens existing as of the date of the Senior Indenture;

          (ii) Liens, including Sale and Lease-back Transactions (as defined below), on any property acquired, constructed or improved after the date of the Senior Indenture, which are created or assumed contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 180-day period, to secure or provide for the payment of all or a portion of the purchase price of such property or the cost of such construction or improvement incurred after the date of the Senior Indenture (or prior to the date of such Indenture in the case of any construction or improvement which is at least 40% completed at the date of such Indenture) or, in addition to Liens contemplated by clauses (iii) and (iv) below, Liens on any property existing at the time of acquisition thereof (including acquisition through merger or consolidation); provided, that any such Lien (other than a Sale and Lease-back Transaction meeting the requirements of this clause) does not apply to any property theretofore owned by the Company or a Subsidiary other than, in the case of any such construction or improvement, and theretofore unimproved real property on which the property so constructed or the improvement, is located;

          (iii) Liens existing on any property of a Person at the time such Person is merged with or into,or consolidates with, the Company or a Subsidiary;

          (iv) Liens on any property of a Person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time such Person becomes a Subsidiary, is otherwise acquired by the Company or a Subsidiary or becomes a successor to the Company pursuant to Section 802 of the Senior Indenture;

          (v) Liens to secure an obligation or liability of a Subsidiary to the Company or to another Subsidiary;

          (vi) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

          (vii) Liens to secure tax-exempt private activity bonds under the Internal Revenue Code of 1986, as amended;

          (viii) Liens arising out of or in connection with a Sale and Lease-back Transaction if the net proceeds of such Sale and Lease-back Transaction are at least equal to the fair value (as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of the Company) of the property subject to such Sale and Lease-back Transaction;

          (ix) Liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any Lien referred to in the foregoing clauses (i) to (viii), inclusive, or in this clause (ix); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

          (x) Liens arising out of or in connection with a Sale and Lease-back Transaction in which the net proceeds of such Sale and Lease-back Transaction are less than the fair value (as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of the Company) of the property subject to such Sale and Lease-back Transaction if the Company provides in a Board Resolution that it shall, and in any such case the Company covenants that it will, within 180 days of the effective date of any such arrangement (or in the case of (C) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 180-day period), apply an amount equal to the fair market value (as so determined) of such property (A) to the redemption of Senior Debt Securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of Senior Debt Securities, if permitted, (B) to the payment or other retirement of Funded Debt (as defined below) incurred or assumed by the Company which ranks senior to or pari passu with the Senior Debt Securities or of Funded Debt incurred or assumed by any Subsidiary (other than, in either case, Funded Debt owned by the Company or any Subsidiary) or (C) to the purchase of property (other than the property involved in such sale);

          (xi) Liens on accounts receivable (and related general intangibles and instruments) arising out of or in connection with a sale or transfer by the Company or such Subsidiary of such accounts receivable;

          (xii)  Permitted Liens (as defined below); and

          (xiii) Liens other than those referred to in clauses (i) through (xii) above which are created, incurred or assumed after the date of the Senior Indenture (including those in connection with purchase money mortgages, Capitalized Lease Obligations (as defined below) and Sale and Lease-back Transactions), provided that the aggregate amount of indebtedness secured by such Liens, or, in the case of Sale and Lease-back Transactions, the Value (as defined below) of such Sale and Lease-back Transactions, referred to in this clause (xiii), does not exceed 15% of Consolidated Total Assets (as defined below).

          The term "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under generally accepted accounting principles and, for purposes of the Senior Indenture, the amount of such obligations at any date shall be the capitalized amount thereof at such date, determined in accordance with generally accepted accounting principles.

          The term "Consolidated Total Assets" means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles applicable to the type of business in which the Company and such Subsidiaries are engaged, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

          The term "Funded Debt" means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such indebtedness.

          The term "Lien" means, as to any Person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease Obligation, purchase money mortgage or Sale and Lease-back Transaction with respect to, any property or asset (including without limitation income and rights thereto) of such Person (including without limitation capital stock of any Subsidiary of such Person), or the signing by such Person and filing of a financing statement which names such Person as debtor, or the signing by such Person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement.

          The term "Permitted Liens" means mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; Liens under workmen's compensation, unemployment insurance, social security or similar legislation; Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business; judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Company or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

          The term "Sale and Lease-back Transaction" means, with respect to any Person, any direct or indirect arrangement with any other Person or to which any other Person is a party, providing for the leasing to such first Person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Subsidiary or between Subsidiaries), which has been or is to be sold or transferred by such first Person to such other Person or to any Person to whom funds have been or are to be advanced by such other Person on the security of such property.

          The term "Subsidiary" means any corporation of which at the time of determination the Company or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock.

          The term "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction or
(ii) the fair value in the opinion of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of the Company of such property at the time of entering into such Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

          The term "Voting Stock" means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation provided that, for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.

EVENTS OF DEFAULT

          The Senior Indenture provides, with respect to any series of Senior Debt Securities outstanding thereunder, that any one or more of the following events that has occurred and is continuing shall constitute an Event of Default: (i) default in the payment of any interest upon any Senior Debt Security of that series, or of any Coupon appertaining thereto, when the same becomes due and payable and continues for 30 days; (ii) default in the payment of the principal of or any premium on any Senior Debt Security of that series when due, whether at maturity, upon redemption by declaration or otherwise;
(iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Senior Debt Senior Securities of that series;
(iv) default in the performance or breach of any covenant or agreement of the Company in the Senior Indenture with respect to any Senior Debt Security of that series (other than those referred to in (i), (ii) and (iii) above) and continuance thereof for 60 days after written notice to the Company from the Trustee or from the holders of at least 25% of the Outstanding Debt Securities of that series; (v) certain events in bankruptcy, insolvency or reorganization of the Company or a Principal Subsidiary (as defined below); (vi) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any Principal Subsidiary for money borrowed, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness in principal amount in excess of $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within 30 days after written notice to the Company from the Trustee or from the Holders of at least 25% of the Outstanding Debt Securities of that series; and (vii) any other Event of Default provided with respect to Senior Debt Securities of that series.

          The term "Principal Subsidiary" means, as of any date of determination thereof, any Subsidiary the consolidated net revenues of which for the 12-month period ending on the last day of the month then most recently ended exceed 10% of consolidated net revenues of the Company for such period, determined on a pro forma basis after giving effect to any acquisition or disposition of a Subsidiary or a business effected on or prior to the determination date and after the beginning of such 12-month period (including acquisition and dispositions accomplished through a purchase or sale of assets or through a merger or consolidation).

          The Company is required to file annually with the Trustee under the Senior Indenture an officer's certificate as to the Company's compliance with all conditions and covenants under such Indenture. The Senior Indenture provides that the Trustee thereunder may withhold notice to the Holders of Senior Debt Securities of any default, except in the case of a default in the payment of the principal of (or premium), if any, or interest on any Senior Debt Securities or the payment of any sinking fund installment with respect to such Senior Debt Securities if it considers it in the interests of the Holders of such Senior Debt Securities to do so.


         PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

          The following description of the Subordinated Debt Securities sets forth the general terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply will be described in the Prospectus Supplement relating to such Subordinated Debt Securities.

GENERAL

          Reference is made to the Prospectus Supplement relating to a particular issuance of a series of Subordinated Debt Securities being offered for, among other things, the following terms thereof: (1) the title of the Subordinated Debt Securities of such series; (2) any limit on the aggregate principal amount of such Subordinated Debt Securities; (3) the percentage of the principal amount at which such Subordinated Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon acceleration of the maturity thereof, or the method by which such portion shall be determined; (4) the date or dates, on which the principal of such Subordinated Debt Securities will be payable; (5) the rights, if any, to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period, and the duration of such extensions; (6) the subordination terms of the Subordinated Debt Securities of such series; (7) the rate or rates at which such Subordinated Debt Securities will bear interest, or the method by which such rate or rates shall be determined, and the date such interest shall accrue, or the method by which such date or dates shall be determined; (8) the dates on which such interest will be payable and the Regular Record Dates for any Interest Payment Dates and the basis on which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (9) the dates, if any, on which, and the price or prices at which, such Subordinated Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other terms and provisions of such sinking fund; (10) the date, if any, after which, and the price or prices at which, such Subordinated Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other terms and provisions of such optional redemption; (11) any provisions in modification of, in addition to or in lieu of any of the provisions of Article Fourteen of the Subordinated Indenture relating to defeasance and covenant defeasance; (12) whether and under what circumstances the Company will pay Additional Amounts, as contemplated by
Section 1005 of the Subordinated Indenture, on such Subordinated Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term as contained in the Subordinated Indenture as originally executed) with respect to any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Subordinated Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (13) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Subordinated Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (14) if other than Dollars, the Currency in which payment of the principal of (and premium, if any, on) or interest, if any, on such Subordinated Debt Securities shall be payable or denominated; (15) whether the amount of payments of principal of (and premium, if any, on) or interest, if any, on such Subordinated Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more Currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined; and (16) any other terms of such Subordinated Debt Securities. For a description of the terms of any series of Subordinated Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

          Unless otherwise indicated in the Prospectus Supplement relating thereto, the Subordinated Debt Securities will be issued in Dollars in fully registered form, without Coupons.

DENOMINATIONS

          Unless otherwise indicated in the Prospectus Supplement relating thereto, Subordinated Debt Securities that are Registered Securities will be issuable in denominations of $25 and integral multiples of $25 and Subordinated Debt Securities that are Bearer Securities will be issuable in denominations of $5,000.

SUBORDINATION

          The Subordinated Debt Securities will be subordinated to the prior payment in full of (i) the Senior Debt Securities and all other unsecured and unsubordinated indebtedness of the Company ranking pari passu with the Senior Debt Securities and (ii) certain other indebtedness of the Company to the extent set forth in the Prospectus Supplement relating to such Subordinated Debt Securities.

EVENTS OF DEFAULT

          The Subordinated Indenture provides, with respect to any series of Subordinated Debt Securities outstanding thereunder, that any one or more of the following events that has occurred and is continuing shall constitute an Event of Default: (i) default in the payment of any interest upon any Subordinated Debt Security of that series, or of any Coupon appertaining thereto, when the same becomes due and payable and continues for 60 days; provided that, a valid extension of the interest payment period by the Company in accordance with the terms of any supplemental indenture shall not constitute a default in the payment of interest or such Coupon for this purpose;
(ii) default in the payment of the principal of or any premium on any Subordinated Debt Security of that series when due, whether at maturity, upon redemption by declaration or otherwise; provided that a valid extension by the Company of the maturity of the Subordinated Debt Securities of such series in accordance with the terms of any supplemental indenture shall not constitute a default in the payment of principal or any premium for this purpose; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Subordinated Debt Securities of that series; (iv) default in the performance or breach of any covenant or agreement of the Company in the Subordinated Indenture with respect to any Subordinated Debt Security of that series (other than those referred to in (i), (ii) and (iii) above), and continuance thereof for 90 days after written notice to the Company from the Trustee or from the holders of at least 25% of the Outstanding Debt Securities of that series; (v) certain events in bankruptcy, insolvency or reorganization of the Company; (vi) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness in principal amount in excess of $15,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within 30 days after written notice to the Company from the Trustee or from the Holders of at least 25% of the Outstanding Debt Securities of that series; and
(vii) any other Event of Default provided with respect to Subordinated Debt Securities of that series. The Company is required to file annually with the Trustee under the Subordinated Indenture an officer's certificate as to the Company's compliance with all conditions and covenants under such Indenture. The Subordinated Indenture provides that the Trustee thereunder may withhold notice to the Holders of Subordinated Debt Securities of any default, except in the case of a default in the payment of the principal of (or premium), if any, or interest on any Subordinated Debt Securities or the payment of any sinking fund installment with respect to such Subordinated Debt Securities if it considers it in the interests of the Holders of such Subordinated Debt Securities to do so.


                     DESCRIPTION OF CAPITAL STOCK

          Under the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the Company is authorized to issue 400,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of preferred stock which is issuable in one or more series and of which 9,990,000 shares have a par value of $1.00 per share and 10,000 shares have no par value (collectively, the "Preferred Stock"). As of December 31, 1995, 158,618,011 shares of Common Stock (excluding treasury shares) were issued and outstanding and there were no shares of Preferred Stock issued and outstanding. In addition, as of December 31, 1995, the Company had 9,100,661 shares of Common Stock reserved for issuance under the Company's stock option plans, leaving 232,986,546 authorized shares of Common Stock (including 7,591 shares of Common Stock held in the Company's treasury) available for issuance. The number of authorized shares of Preferred Stock includes 500,000 authorized shares of Junior Participating Preferred Stock, Series B (the "Series B Preferred Stock") issuable pursuant to the rights agreement dated as of October 20, 1988 between the Company and First Chicago Trust Company of New York (formerly known as Morgan Shareholders Services Trust Company) (the "Rights Plan"), none of which were outstanding as of December 31, 1995, leaving 9,500,000 authorized shares of Preferred Stock available for issuance as of September 30, 1995. See "-- Stock Purchase Rights."

COMMON STOCK

          The holders of the Common Stock have one vote for each share held. Subject to the prior rights of holders of any issued and outstanding Preferred Stock that may be issued in the future, holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation (whether voluntary or involuntary) or reduction in the Company's capital resulting in any distribution of assets to stockholders, the holders of the Common Stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of the Company remaining for distribution after payment to creditors and the holders of any issued and outstanding Preferred Stock of the full preferential amounts to which they are entitled.

          Holders of the Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issue of Common Stock or securities convertible into Common Stock. Shares of the Common Stock are not subject to redemption.

          The outstanding shares of Common Stock are listed on the New York Stock Exchange and the Chicago Stock Exchange. The transfer agent and registrar of the shares of Common Stock is First Chicago Trust Company of New York.

STOCK PURCHASE RIGHTS

          Each outstanding share of Common Stock includes one preferred stock purchase right (individually a "Right" and collectively the "Rights") provided under the Rights Plan. Each Right entitles the holder, until the earlier of October 31, 1998 or the redemption of the Rights, to buy one four-hundredth of a share of Series B Preferred Stock at a price of $25 per one four-hundredth of a share (as adjusted to reflect stock splits since the issuance of the Rights). The Series B Preferred Stock is nonredeemable and will have 100 votes per share. The Company has reserved 500,000 shares of Series B Preferred Stock for issuance upon exercise of such Rights. The Rights will be exercisable only if a person or group acquires 20% or more of voting power of the Company or announces a tender offer following which it would hold 30% or more of the Company's voting power.

          In the event that any person becomes the beneficial owner of 30% or more of the Company's voting power, the Rights (other than Rights held by the 30% stockholder) would become exercisable for that number of shares of the Common Stock having a market value of two times the exercise price of the Right. Furthermore, if, following the acquisition by a person or group of 20% or more of the Company's voting power, the Company were acquired in a merger or other business combination or 50% or more of its assets were sold, or in the event of certain types of self-dealing transactions by a 20% stockholder, each Right (other than Rights held by the 20% stockholder) would become exercisable for that number of shares of Common Stock (or securities of the surviving company in a business combination) having a market value of two times the exercise price of the Right.

          The Company may redeem the Rights at one cent per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock. The Board of Directors may terminate the Company's right to redeem the Rights under certain circumstances at any time after a group or person acquires 20% or more of the Company's voting power.

          One Right will be issued in respect of each share of Common Stock issued before the earlier of October 31, 1998 or the redemption of the Rights. As of the date of this Prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of Common Stock. The Rights will expire on October 31, 1998 unless earlier redeemed.

PREFERRED STOCK

          Under the Restated Certificate of Incorporation, shares of Preferred Stock may be issued in the future in such series as may be designated by the Board of Directors. In creating any such series, the Board of Directors has the authority, without any further vote or action by the Company's stockholders, to fix the dividend rights and rates, voting and conversion rights, redemption provisions, liquidation preferences and other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

          The specific terms of a particular series of Preferred Stock offered hereby will be described in the Prospectus Supplement relating to such series of Preferred Stock, which may include the following:

          (i) The maximum number of shares to constitute the series and the distinctive designations thereof;

          (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether the dividends will be cumulative, and the dividend preference, if any, applicable to the shares of the series;

          (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which the shares of the series may be redeemed and any accumulated dividends thereon that the holders of the shares of the series shall be entitled to receive upon redemption thereof;

          (iv) The liquidation preference, if any, applicable to shares of the series;

          (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (vii) The voting rights, if any, of the shares of the series; and

          (viii) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

          Although the Company is not required to seek stockholder approval prior to designating any future series of Preferred Stock, the Board of Directors has a policy of seeking stockholder approval prior to designating any future series of Preferred Stock with a vote or convertible into stock having a vote in excess of 13% of the vote represented by all voting stock immediately subsequent to such issuance, except for the purpose of (i) raising capital in the ordinary course of business or (ii) making acquisitions, the primary purpose of which is not to effect a change of voting power.

          The only series of Preferred Stock currently authorized by the Board of Directors for issuance is the Series B Preferred Stock issuable under the Rights Plan. See "-- Stock Purchase Rights."

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

          As discussed above, the Company has adopted a Rights Plan which has the effect of providing stockholders with rights to purchase shares of Common Stock (or securities of an acquiring company) at half of the market price under certain circumstances involving a potential change in control of the Company that has not been approved by the Board of Directors. In addition, the Delaware General Corporate Law provides, among other things, that any beneficial owner of more than 15% of the Company's voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with a company for three years from the date such 15% ownership interest is acquired. Additionally, the "fair price provisions" of the Restated Certificate of Incorporation require that certain proposed business combinations between the Company and an "interested party" (a beneficial owner of 5% or more of the voting shares of the Company) must be approved by the holders of 75% of the voting shares, unless certain fair price and procedural requirements are met or the business combination is approved by the directors of the Company who are not affiliated with the interested party. A vote of the holders of 75% of the Company's outstanding voting stock is required to amend the fair price provisions of the Restated Certificate of Incorporation.

          The Restated Certificate of Incorporation and the Company's by-laws (the "By-Laws") contain certain other provisions which may be viewed as having an anti-takeover effect. The Restated Certificate of Incorporation classifies the Board of Directors into three classes and provides that vacancies on the Board of Directors are to be filled by a majority vote of directors and that directors so chosen shall hold office until the end of the full term of the class in which the vacancy occurred. A vote of the holders of 75% of the Company's outstanding voting stock is required to amend these provisions. Under the Delaware General Corporation Law, directors of the Company may only be removed for cause. The Restated Certificate of Incorporation and the By-Laws also contain provisions that may reduce surprise and disruptive tactics at stockholders' meetings. The Restated Certificate of Incorporation provides that no action may be taken by stockholders except at an annual meeting or special meeting, and does not permit stockholders to directly call a special meeting of stockholders. A stockholder must give written notice to the Company of an intention to nominate a director for election at an annual meeting 90 days prior to the anniversary date of the immediately preceding annual meeting. Each of these provisions tends to make a change of control of the Board of Directors more difficult and time consuming.


                         PLAN OF DISTRIBUTION

          The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; (iii) through agents; or (iv) through any combination of the above. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering, the purchase price of the Securities and the proceeds to the Company from such sale, any underwriters, dealers or agents, any fees, underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are involved in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of the Securities to be named in the Prospectus Supplement relating to such offering or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any are purchased.

          If dealers are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

          The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in, the Prospectus Supplement relating thereto.

          The Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

          Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

          Other than the Common Stock, which will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange, the Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.


                             LEGAL OPINION

          The validity of the Securities offered hereby will be passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois, and for any underwriters or agents as specified in the Prospectus Supplement. The opinions with respect to the Securities may be conditioned upon, and subject to certain assumptions regarding, future action to be taken by the Company and the applicable Trustee in connection with the issuance and sale of particular Securities, the specific terms of the Securities and other matters that may affect the validity of the Securities but that cannot be ascertained on the date of such opinions. Schiff Hardin & Waite has advised the Company that, as of the date hereof, a member of the firm participating in the representation of the Company in this offering owns approximately 3,700 shares of Common Stock.


                                EXPERTS

          The consolidated financial statements and schedule of the Company incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth all expenses in connection with the distribution of the Debt Securities, Preferred Stock, Common Stock and Rights being registered. All amounts shown below are estimates, except the registration fee:

          Registration fee of Securities and
            Exchange Commission   . . . . . . . . . . . .    $100,000
          Accountants' fees and expenses  . . . . . . . .      50,000
          Legal fees and expenses . . . . . . . . . . . .     200,000
          Printing Registration Statement, prospectus
            and exhibits and other printing expenses  . .     100,000
          Trustee fees and expenses . . . . . . . . . . .      20,000
          Rating agency fees  . . . . . . . . . . . . . .     125,000
          Blue sky fees, expenses and legal fees  . . . .      15,000
          Miscellaneous . . . . . . . . . . . . . . . . .      25,000
                                                           -----------
            TOTAL   . . . . . . . . . . . . . . . . . . .  $  635,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Restated Certificate of Incorporation and By-Laws of the registrant provide for indemnification by the registrant of each of its directors and officers to the fullest extent permitted by law for liability (including liability arising under the Securities Act) of such director or officer arising by reason of his or her status as a director or officer of the registrant, provided that he or she met the standards established in the Restated Certificate of Incorporation, which include requirements that he or she acted in good faith and in a manner he or she reasonably believed to be in the registrant's best interests. The registrant will also advance expenses prior to final disposition of an action, suit or proceeding upon receipt of an undertaking by the director or officer to repay such amount if the director or officer is not entitled to indemnification. All rights to indemnification and advancement of expenses are deemed to be a contract between the registrant and its directors and officers. The determination that a director or officer has met the standards established in the Restated Certificate of Incorporation and By-Laws may be made by majority vote of a quorum consisting of disinterested directors, an opinion of counsel (regardless of whether such quorum is available), a majority vote of stockholders, or a court (which may also overturn any of the preceding determinations). The registrant has purchased insurance against liabilities of directors or officers, as permitted by the Restated Certificate of Incorporation and By-Laws. The registrant also has entered into indemnification agreements with each of its directors and officers which provide that the directors and officers will be entitled to their indemnification rights as they existed at the time they entered into the agreement, regardless of subsequent changes in the registrant's indemnification policy.

ITEM 16.  EXHIBITS

          The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement on page II-6 hereof.


ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the
                    registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities

Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on this 19th day of January, 1996.

                                   NEWELL CO.
                                   (Registrant)

                                   By: /s/ William T. Alldredge
                                       -------------------------------
                                       William T. Alldredge
                                       Vice President - Finance

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                          Title                                      Date

/s/   William P. Sovey*                         Vice Chairman and Chief
----------------------------------              Executive Officer (Principal
      William P. Sovey                          Executive Officer) and Director


/s/   William T. Alldredge                      Vice President - Finance
----------------------------------              (Principal Financial Officer)                 January 19, 1996
      William T. Alldredge


/s/   Thomas A. Ferguson, Jr.*                  President and Chief
----------------------------------              Operating Officer and Director
      Thomas A. Ferguson, Jr.


/s/   Donald L. Krause*                         Senior Vice President - Controller
----------------------------------              (Principal Accounting Officer)
      Donald L. Krause


/s/   Daniel C. Ferguson*                       Chairman of the Board of Directors
----------------------------------
      Daniel C. Ferguson





                                                        II-4

      Signature                                 Title                                         Date

/s/   Alton F. Doody*                           Director
----------------------------------
      Alton F. Doody


/s/   Gary H. Driggs*                           Director
----------------------------------
      Gary H. Driggs


/s/   Robert L. Katz*                           Director
----------------------------------
      Robert L. Katz


/s/   John J. McDonough*                        Director
----------------------------------
      John J. McDonough


/s/   Elizabeth Cuthbert Millett*               Director
----------------------------------
      Elizabeth Cuthbert Millett


                                                Director
----------------------------------
      Cynthia A. Montgomery


/s/   Allan P. Newell*                          Director
----------------------------------
      Allan P. Newell


/s/   Henry B. Pearsall*                        Director
----------------------------------
      Henry B. Pearsall


* By: /s/ William T. Alldredge
     -----------------------------                                                       January 19, 1996
      William T. Alldredge,
      Attorney-in-fact

                             EXHIBIT INDEX

Exhibit
Number          Description

  1             Form of Underwriting Agreement.

  4.1 Restated Certificate of Incorporation of Newell Co., as amended as of May 10, 1995 (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarter ended June 30, 1995).

  4.2 By-Laws of Newell Co., as amended through November 9, 1995.

  4.3 Form of Indenture, dated as of November 1, 1995, to be entered into between the Company and The
                Chase Manhattan Bank (National Association), as
                Trustee, relating to the Senior Debt
                Securities.*

  4.4 Form of Indenture, dated as of November 1, 1995, to be entered into between the Company and The Chase Manhattan Bank (National Association), as Trustee, relating to the Subordinated Debt Securities.*

  4.5 Rights Agreement dated as of October 20, 1988 between the Company and First Chicago Trust Company of New York (formerly known as Morgan Shareholders Services Trust Company) (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated October 25, 1988).

  5             Opinion of Schiff Hardin & Waite.

 12             Computation of Ratios of Earnings to Fixed
                Charges and Earnings to Combined Fixed Charges and Preferred Dividends.

 23.1 Consent of Schiff Hardin & Waite (contained in their opinion filed as Exhibit 5).

 23.2           Consent of Arthur Andersen LLP.*

Exhibit
Number          Description

 24 Powers of attorney (set forth on the signature page of this Registration Statement).*

 25.1           Form T-1 Statement of Eligibility under the
                Trust Indenture Act of 1939 of Trustee for
                Senior Indenture.

 25.2           Form of T-1 Statement of Eligibility under the
                Trust Indenture Act of 1939 of Trustee for
                Subordinated Indenture.

______________________

* Previously filed.